Exhibit 99.1
FOR IMMEDIATE RELEASE

CONTACTS
Charles D. Christy	Kristine D. Brenner
EVP & Chief Financial Officer	Director of Investor Relations
(810) 237-4200	(810) 257-2506
charlie.christy@citizensbanking.com	kristine.brenner@citizensbanking.com
CITIZENS REPUBLIC BANCORP TO TRANSFER
NASDAQ STOCK LISTING
FLINT, MICHIGAN, March 18, 2010 -— Citizens Republic Bancorp, Inc. (NASDAQ: CRBC) announced today that it has received approval from NASDAQ to transfer its common stock listing from the NASDAQ Global Select Market to the NASDAQ Capital Market effective March 22, 2010. As a result of this transfer, the Corporation will have until September 20, 2010 to regain compliance with NASDAQ’s $1.00 minimum closing bid price requirement for continued listing. To regain compliance, the closing bid price of the Corporation’s common stock must meet or exceed $1.00 per share for at least ten consecutive business days. The Corporation’s common stock will continue to trade under the symbol CRBC on The NASDAQ Capital Market.
If the Corporation does not regain compliance by September 20, 2010, NASDAQ would likely provide written notification to the Corporation that the Corporation’s common stock will be delisted. In that event, the Corporation may appeal NASDAQ’s delisting determination to a NASDAQ listing qualifications hearings panel.
The Corporation intends to actively monitor the bid price for its common stock and will consider available options to resolve the deficiency and regain compliance with the NASDAQ minimum bid price requirement.
Corporate Profile
Citizens Republic Bancorp, Inc. is a diversified financial services company providing a wide range of commercial, consumer, mortgage banking, trust and financial planning services to a broad client base. Citizens serves communities in Michigan, Ohio, Wisconsin and Indiana as Citizens Bank and in Iowa as F&M Bank, with 229 offices and 267 ATMs. Citizens Republic Bancorp is the largest bank holding company headquartered in Michigan with roots dating back to 1871 and is the 45th largest bank holding company headquartered in the United States. More information about Citizens Republic Bancorp is available at www.citizensbanking.com.
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